FINANCIAL STATEMENT REVIEW REPORT

Period Ended December 31, 2023

BLACK UNICORN FACTORY

1

Table of Contents

Certified Public Accountants Review Report	3
Balance Sheet	4
Statement of Income	5
Cash Flow	6
Notes to Financial Statements	7-8

Certified Public Accountants Review Report

To: Management

BLACK UNICORN FACTORY

We have reviewed the accompanying financial statements of Black Unicorn Factory, which comprise the balance sheet as of December 31, 2023, and the related statements of income, statement of equity, and cash flows for the period then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management's financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant's Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of Black Unicorn Factory and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our review.

Accountant's Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern.

Management's plans regarding this matter are also described in the Notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Union, KY March 7, 2025

BLACK UNICORN FACTORY

Balance Sheet (Audited) As of December 31, 2023

TOTAL
ASSETS
Current Assets
Bank Accounts
BARTER BANK	54,703,610.00
BUF Varo Account	0.00
BUF Wells Fargo - 3463	0.00
Cash at Banks	243,121.00
Total Bank Accounts	$54,946,731.00
Accounts Receivable
Accounts Receivable (A/R)	292,414.00
Total Accounts Receivable	$292,414.00
Other Current Assets
Available for Sale - Investments	418,847,450.00
Intellectual property (Trade Mark)	4,459.00
Property Plant and Equipment – Net	7,947.00
Related Parties Receivables	1,545,390.00
Total Other Current Assets	$420,405,246.00
Total Current Assets	$475,644,391.00
TOTAL ASSETS	$475,644,391.00
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable (A/P)	127,245.00
Total Accounts Payable	$127,245.00
Other Current Liabilities
California Department of Tax and Fee Administration Payable	0.00
Other Liabilities - Unearned Revenues	26,551.00
Total Other Current Liabilities	$26,551.00
Total Current Liabilities	$153,796.00
Total Liabilities	$153,796.00
Equity
Additional Paid-In Capital	420,402,875.00
Opening Balance Equity	1,000,000.00
Owner's Investment	1,088.00
Owner's Pay & Personal Expenses	10,180.58
Personal Saving Account	67,702.43
Retained Earnings	1,455,402.00
Net Income	52,553,346.99
Total Equity	$475,490,595.00
TOTAL LIABILITIES AND EQUITY	$475,644,391.00

BLACK UNICORN FACTORY

Statement of Income (Audited) As of December 31, 2023

TOTAL
Income
Services Revenue	52,642,760.00
Total Income	$52,642,760.00
GROSS PROFIT	$52,642,760.00
Expenses
Bank Charges & Fees	687.59
Car & Truck	2,869.94
Depreciation Expense	4,492.00
General and Administrative Expenses	7,180.00
Insurance	3,336.97
Legal & Professional Services	1,324.41
Meals & Entertainment	18,106.31
Office Supplies & Material	1,214.47
Office Supplies & Software	5,774.68
Personal Expenses	23,766.35
Salaries and Wages	3,545.40
Storage Charges	2,957.90
Taxes & Licenses	267.17
Travel	4,219.27
Utilities	9,670.55
Total Expenses	$89,413.01
NET OPERATING INCOME	$52,553,346.99
NET INCOME	$52,553,346.99

BLACK UNICORN FACTORY

Cash Flow Statement (Audited) As of December 31, 2023

Description (To be Updated Only )	Amount (USD)
Cash Flows from Operating Activities
Net Income	$73,459,479.47
Adjustments for Non‑Cash Items (Depreciation, etc.)	$0.00
Changes in Working Capital	$0.00
Net Cash Provided by Operating Activities	$73,459,479.47
Cash Flows from Investing Activities
Purchase/Sale of Investments, PP&E, etc.	$0.00
Net Cash Used in Investing Activities	$0.00
Cash Flows from Financing Activities
Proceeds from Equity/Debt, Dividend Payments, etc.	$0.00
Net Cash Provided by (Used in) Financing Activities	$0.00
Net Increase in Cash	$73,459,479.47
Beginning Cash Balance	$56,617,771.00
Ending Cash Balance	$130,077,250.47

Notes to Financial Statements (Audited) As of December 31, 2023

1.Overview and Basis of Presentation

Description of Business and Basis of Presentation

At The Black Unicorn Factory (BUF), we’re a pre-IPO program dedicated to serving underserved communities overlooked by traditional venture capital. We focus on closing the funding gap for businesses owned by people of color and women—groups that receive funding from only 1% of VC sources. BUF offers an inclusive alternative for socio- economically disadvantaged entrepreneurs by bypassing discriminatory practices and providing the necessary support and resources. Our mission is to empower these underrepresented entrepreneurs to access capital for growth, drive diversity and economic empowerment, and ultimately build a more equitable, prosperous society.

These financial statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP) issued by the American Institute of Certified Public Accountants, which is a special purpose framework and not U.S. generally accepted accounting principles (U.S. GAAP). The accounting principles that compose the framework are appropriate for the preparation and presentation of small- and medium-sized entity financial statements, based on the needs of the financial statement users and cost and benefit considerations.

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts. Areas involving significant estimates include the allowance for doubtful accounts, depreciation of property and equipment, and the valuation of deferred revenue. Actual results may differ from these estimates, and adjustments will be made as new information becomes available.

Risk and Uncertainties

The Company operates in an environment of inherent risks, including market volatility, credit risk, and uncertainties in economic conditions. While management has implemented risk management strategies and controls, actual outcomes may differ from expectations due to factors beyond management’s control. These uncertainties may impact asset valuations, revenue recognition, and future cash flows.

Going Concern

Management has evaluated the Company’s ability to continue as a going concern and has concluded that, based on current operations, financial resources, and economic conditions, the Company will be able to meet its obligations for the foreseeable future. The financial statements have been prepared on a going concern basis in accordance with California generally accepted accounting principles.

2.Summary of Significant Accounting Policies

Cash

Cash balances include funds in multiple bank accounts, notably the BARTER BANK and other related accounts. Cash is managed to ensure liquidity for operational needs and is reconciled on a monthly basis. The Company’s internal controls over cash management are designed to safeguard these resources.

Accounts Receivable

Accounts Receivable are recorded at their net realizable value. The Company periodically reviews the collectability of receivables and establishes an allowance for doubtful accounts when necessary. Credit risk is monitored through regular assessments and diversified customer exposures to minimize potential losses.

Management Purposes Only	7

Internal Use Software

Expenditures incurred for the development of software for internal use are capitalized and amortized over their estimated useful lives. Subsequent maintenance and enhancement costs are evaluated to determine if they should be capitalized or expensed in the period incurred.

Property and Equipment

Property, plant, and equipment are recorded at cost, less accumulated depreciation and impairment losses. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Periodic assessments are made to determine if any asset impairment indicators exist.

Revenue Recognition

Revenue is recognized when control of goods or services is transferred to customers. The Company applies a systematic approach to allocate revenue based on the transfer of promised goods or services, ensuring that revenue is recorded in the period the performance obligations are satisfied.

Performance Obligations

The Company identifies performance obligations based on contractual arrangements with customers. Revenue is allocated to each performance obligation based on the relative stand-alone selling prices. Revenue is recognized either over time or at a point in time, depending on the nature of the obligation.

Deferred Revenue

Deferred revenue represents advance payments received from customers for services or goods that have not yet been delivered. This liability is recognized on the balance sheet until the related performance obligations are met, at which point revenue is recognized in the income statement.

Cost of Revenue

Cost of revenue includes direct costs incurred in providing goods and services, such as direct labor, materials, and allocated overhead. These costs are recorded on an accrual basis and matched against the related revenue in the period in which the goods or services are provided.

Income Taxes

Income taxes are accounted for using the asset and liability method. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Current tax expense is recorded based on taxable income for the period.

Advertising

Advertising expenses are recorded as incurred. These expenses include costs related to promotional materials, media placements, and other marketing initiatives. Advertising expenditures are monitored to ensure they remain within budget and are aligned with strategic objectives.

Concentrations of Credit Risk and Significant Customers

The Company’s credit risk is managed through diversified customer exposures. While a significant portion of receivables may be concentrated among a limited number of customers, strict credit policies and, where applicable, credit insurance, mitigate the risk of significant customer defaults. Detailed analyses of significant customers are performed regularly.

Subsequent Events

Management continuously monitors events occurring after the balance sheet date that could have a material impact on the financial statements. As of the date of issuance, no subsequent events have been identified that require adjustment or disclosure beyond what has been presented.

Management Purposes Only	8

2.Shareholder Equity

Overview

Shareholder equity represents the residual interest in the assets of the Company after deducting liabilities. It is composed of several components, including share capital, additional paid-in capital, retained earnings, and other equity adjustments. The consolidated shareholder equity as of December 31, 2023, is $475,490,595. This note provides a detailed breakdown of the elements of shareholder equity, the changes during the period, and the related accounting policies.

Components of Shareholder Equity

•Share Capital:

The Company’s share capital includes the opening balance as of January 1, 2023, of 52,678,178 shares, classified into Restricted (Gig Workers), Rest Controls, and Free Trading categories, along with additional issuances during 2023 totaling 25,093 shares at a per share value of $154. Details of the share capital breakdown are provided in this Note (Share Capital Details).

•Additional Paid-In Capital (APIC):

Amounting to $420,402,875, APIC represents the excess of the proceeds received from the issuance of shares over their par value. This balance reflects both the initial contributions and any additional capital injections.

•Opening Balance Equity:

The opening balance equity, recorded at $1,000,000, reflects the initial capitalization of the Company and forms part of the overall equity structure.

•Owner’s Investment, Owner’s Pay & Personal Expenses, and Personal Saving Account:

These components, although smaller in magnitude, represent additional funds provided by the owners and adjustments for personal and operating expenditures. They are recorded as $1,088.00, $10,180.58, and $67,702.43, respectively.

•Retained Earnings:

Retained earnings of $1,455,402 represent the accumulated profits that have not been distributed as dividends and have been reinvested in the Company.

•Net Income:

The net income for the period, totaling $52,553,346.99, has been added to the equity, reflecting the profitability of the Company over the reporting period.

Changes in Shareholder Equity during the Period

During the year, the following changes occurred in shareholder equity:

•The issuance of 25,093 new shares at $154 per share increased both share capital and additional paid-in capital.

•Net income of $52,553,346.99 contributed to the increase in retained earnings.

•Adjustments for owner-related transactions (investments, pay, and personal expenses) have been recorded accordingly.

•The opening balance equity from January 1, 2023, continues to be carried forward.

Management has reconciled the detailed share capital transactions and equity adjustments with the balances reported in the audited financial statements, ensuring that all components are accurately recorded in accordance with California accounting standards.

Accounting Policies and Disclosures

•Measurement and Recognition:

All equity transactions are recorded at fair value upon issuance. Subsequent changes in equity are recognized in accordance with generally accepted accounting principles (GAAP) as applied in California.

Management Purposes Only	9

•Use of Estimates:

The preparation of shareholder equity balances requires management to make estimates, particularly for items such as the valuation of share-based payments or adjustments related to owner transactions.

•Internal Controls:

Robust internal controls are in place to ensure the accurate recording and reporting of all equity transactions, including periodic reconciliation of the share register with the financial records.

•Disclosures:

Detailed information on the classification of share capital (i.e., Restricted, Rest Controls, and Free Trading) is maintained in the Company’s share register. These disclosures ensure transparency regarding the rights, preferences, and restrictions associated with each class of shares.

Conclusion

The Company’s shareholder equity reflects a strong capitalization position that supports its strategic objectives and growth initiatives. The components and changes in equity have been prepared with adherence to California GAAP, and all significant equity transactions are supported by detailed documentation, including the share register and relevant board resolutions.

Management Purposes Only	10

Black Unicorn Factory 5777 West Century Blvd Suite 1125-106

Los Angeles, CA 90045 310-362-6999

info@blackunicornfactory.com EIN: 85-2000692

Name of Agency Auditing Firm: Accountingexecs LLC (3003) Contact Person Name and Title: Mary Williams (CPA) Telephone #: (774) 322-1209

Email Address: maryanjoy26@gmail.com Headquater: 311 Elm Street Ste 270 Cincinnati, OH

USA

Management Purposes Only	11